EXHIBIT 10.1
SUMMARY OF DIRECTOR COMPENSATION
Members of the Company’s board of directors who are not full-time employees of the Company receive the following cash compensation:
•	For service on the board of directors — an annual retainer of $55,000, paid quarterly;

•	For service as chairman of the audit committee of the board of directors — an annual retainer of $20,000, paid quarterly;

•	For service as chairman of each of the compensation committee and the nominating/corporate governance committee of the board of directors — an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the board of directors — an annual retainer of $7,500, paid quarterly;

•	For service as a member of each of the compensation committee and the nominating/corporate governance committee of the board of directors — an annual retainer of $5,000, paid quarterly;

•	$1,500 for each board meeting and each committee meeting attended.
Directors of the board who are also employees of the Company do not receive any compensation for their service as directors.
Members of the board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.